Exhibit 99.1

Interlink Electronics Reports Third Quarter 2024 Results

IRVINE, Calif., Nov. 7, 2024 /PRNewswire/ – Interlink Electronics, Inc. (Nasdaq: LINK), a world-leading provider of sensors and printed electronic solutions that support a wide range of applications including Human-Machine Interface devices and Internet-of-Things solutions, today announced its financial results for the three- and nine-month periods ended September 30, 2024.

Revenue for the quarter was approximately $2.7 million, down 13% from the prior-year quarter due to lower shipments of our traditional force-sensor products and of our printed electronics products at our Calman Technology subsidiary, offset in part by higher sales of our gas-sensor products. The decline in our sales and changes in our product mix impacted our gross margin, which was 41.4% for the current quarter compared to 47.4% in the prior-year quarter.

The following table sets forth the consolidated financial results.

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	$ ∆	% ∆	2024	2023	$ ∆	% ∆
Revenue	$2,671	$3,075	$(404)	(13.1)%	$8,693	$10,402	$(1,709)	(16.4)%
Gross profit	$1,105	$1,459	$(354)	(24.3)%	$3,663	$5,107	$(1,444)	(28.3)%
Gross margin	41.4%	47.4%			42.1%	49.1%
Income (loss) from operations	$(476)	$(92)	$(384)		$(1,540)	$141	$(1,681)
Net income (loss)	$(523)	$(125)	$(398)		$(1,571)	$65	$(1,636)
Net income (loss) applicable to common stockholders	$(623)	$(225)	$(398)		$(1,871)	$(235)	$(1,636)
Earnings (loss) per common share – diluted	$(0.06)	$(0.02)	$(0.04)		$(0.19)	$(0.02)	$(0.17)
Adjusted EBITDA	$(260)	$(4)	$(256)		$(848)	$448	$(1,296)

•	Revenue for the third quarter of 2024 decreased 13% to $2.7 million, compared to $3.1 million for the same quarter last year, due to lower shipments of our traditional force-sensor products and of our printed electronics and other products at our Calman Technology subsidiary, offset in part by higher sales in our Gas and Environmental Sensors division. Revenue for the nine months ended September 30, 2024 decreased 16% to $8.7 million, compared to $10.4 million for the prior year, due to lower shipments of our traditional force-sensor products and of our gas-sensor products, offset in part by the inclusion for the full year-to-date period in 2024 of our printed electronics products at our Calman Technology subsidiary, versus only the March-to-September period in 2023. Our revenues for a particular period are impacted by fluctuations in the timing of receipt and fulfilment of customer orders, which varies based on their demand for their own order-flow and production cycles.

•	Our robust pipeline of prospective customers and orders includes several large force-sensor and gas-sensor opportunities and we continue to expand our product offerings, particularly for air quality solutions and instruments in our Gas and Environmental Sensors division, all of which provide the potential for organic revenue growth in 2025.

•	Gross profit margin for the third quarter was 41.4%, down from 47.4% in the prior-year, and for the first nine months of 2024 was 42.1%, down from 49.1% last year, due primarily in each case to the decline in revenue and changes in the mix of products sold.

•	Net income/loss for the quarter was a loss of $523,000, compared with a loss of $125,000 for the same quarter last year. Net income/loss for the first nine months of 2024 was a loss of $1,571,000, compared with income of $65,000 for the same period last year. The increases in net loss were due primarily to lower revenue, together with increased intangible asset amortization expense from the recent acquisition of Calman Technology, offset in part by reduced compensation cost on reduced headcount and lower professional services expenses.

•	Adjusted EBITDA for the three-month periods ended September 30, 2024 and 2023 was negative $260,000 and negative $4,000, respectively. Adjusted EBITDA for the nine-month periods ended September 30, 2024 and 2023 was negative $848,000 and positive $448,000, respectively.

•	We ended the quarter with $3.8 million of cash and cash equivalents.

“Despite the challenges we are encountering with several long-term force-sensing customers, we remain very optimistic about our growth prospects for 2025 and 2026,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We have adjusted our overall cost structure and increased our efforts to acquire new customers. Additionally, we plan to expand our sales team to drive organic growth and promote our solutions on a global scale.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and Internet-of-Things (“IoT”) solutions, utilizing our expertise in materials science, manufacturing, firmware and software to produce in-house system solutions for custom specifications. We have a proven track record of supplying mission-critical technological solutions in diverse markets including medical devices, automotive, gas detection and environmental quality monitoring, oil and gas and general industrial, and consumer electronics, providing standard and custom-designed sensors that provide the flexibility and functionality needed for today's sophisticated applications.

The Company’s products and solutions currently focus on three main fields:

•	For nearly 40 years, the Company has led the printed electronics industry in commercializing its patented Force Sensing Resistor® technology, which offers pressure and position sensing and rugged capabilities in a very wide range of temperatures. Our piezoelectric film sensors offer strain, bend and vibration sensing and can be used on curved surfaces, while our advanced matrix sensor solutions offer multiple touch capabilities. We supply some of the world's top electronics manufacturers with intuitive sensor and interface technologies for use in advanced applications such as medical robotics and vehicle collision detection.

•	Our Gas and Environmental Sensors division has over 25 years of experience in cutting-edge design and manufacture of electrochemical gas-sensing technology for industry, community, health and home. We provide advanced sensor solutions, precision sensing instruments, and custom engineering services for detecting gases such as carbon monoxide, ozone, hydrogen, NOx gases and ammonia, for transdermal alcohol detection and for air quality monitoring. Our innovative printed sensor design enables high-sensitivity, low-power and cost-effective solutions for broad adoption in the rapidly growing IoT market.

•	Our Calman Technology subsidiary brings over 30 years of experience in the design and manufacture of membrane keypads, graphic overlays, printed electronics and industrial label products. We offer IP-rated digital and hybrid printed devices featuring integrated backlighting and shielding and printed electronics with advanced materials ink printing. Calman has customers in fields such as medical devices and defense technologies and gives the Company a base in Europe.

We serve our international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary gas sensor production and product development facility in Silicon Valley, California.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press release include statements about our projected sales and revenues. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) is allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2024	2023

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$3,810	$4,304
Accounts receivable, net	1,174	2,167
Inventories	2,494	2,476
Prepaid expenses and other current assets	243	381
Total current assets	7,721	9,328
Property, plant and equipment, net	314	313
Intangible assets, net	2,175	2,654
Goodwill	2,565	2,461
Right-of-use assets	1,155	143
Deferred tax assets	87	83
Other assets	104	80
Total assets	$14,121	$15,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$367	$464
Accrued liabilities	436	492
Lease liabilities, current	351	126
Accrued income taxes	100	293
Total current liabilities	1,254	1,375

Long-term liabilities
Lease liabilities, long term	870	33
Deferred tax liabilities	531	626
Total long-term liabilities	1,401	659
Total liabilities	2,655	2,034

Stockholders’ equity
Preferred stock	2	2
Common stock	10	10
Additional paid-in-capital	62,306	62,279
Accumulated other comprehensive income	482	200
Accumulated deficit	(51,334)	(49,463)
Total stockholders’ equity	11,466	13,028
Total liabilities and stockholders’ equity	$14,121	$15,062

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(in thousands, except per share data)
Revenue, net	$2,671	$3,075	$8,693	$10,402
Cost of revenue	1,566	1,616	5,030	5,295
Gross profit	1,105	1,459	3,663	5,107
Operating expenses:
Engineering, research and development	486	588	1,572	1,765
Selling, general and administrative	1,095	963	3,631	3,201
Total operating expenses	1,581	1,551	5,203	4,966
Income (loss) from operations	(476)	(92)	(1,540)	141
Other income (expense), net	(19)	26	29	154
Income (loss) before income taxes	(495)	(66)	(1,511)	295
Income tax expense	28	59	60	230
Net income (loss)	$(523)	$(125)	$(1,571)	$65

Net (loss) applicable to common stockholders	$(623)	$(225)	$(1,871)	$(235)
Earnings (loss) per common share – basic and diluted	$(0.06)	$(0.02)	$(0.19)	$(0.02)
Weighted average common shares outstanding – basic and diluted	9,862	9,873	9,861	9,896

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(in thousands)
Net income (loss)	$(523)	$(125)	$(1,571)	$65
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest income	(14)	(31)	(46)	(129)
Income tax expense	28	59	60	230
Depreciation expense	34	42	111	125
Amortization expense	193	36	571	142
EBITDA	(282)	(19)	(875)	433
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	22	15	27	15
Adjusted EBITDA	$(260)	$(4)	$(848)	$448